News Release PATRICK INDUSTRIES, INC. COMPLETES ACQUISITION OF BTI TRANSPORT ELKHART, IN – May 1, 2023 - Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Leisure Lifestyle and Housing markets, announced today that it has completed the acquisition of Elkhart, Indiana-based BTI Transport (“BTI”), a leader in marine transportation. The company, which will now operate as Patrick Marine Transport, further strengthens Patrick's position as a leading provider of transportation and logistics services to OEMs and dealers in the leisure lifestyle markets. "We are excited to welcome Joe Bonacorsi and his team to the Patrick family," said Andy Nemeth, Chief Executive Officer of Patrick. "Their expertise in marine transportation, culture of providing exceptional customer service and commitment to manufacturers and drivers alike make BTI an ideal addition to our Company and existing leisure lifestyle transportation platform. As with previous acquisitions, we will provide a financial and operational foundation that will allow Patrick Marine Transport to continue to drive its strategic vision and capitalize on its core competencies." Joe Bonacorsi, President of BTI, commented, “We believe the efficiency and scope of our marine transportation combined with Patrick’s sizeable financial and operational resources will unlock a new phase of growth for Patrick Marine Transport, while empowering us to hold true to our values as we deliver the exceptional service our loyal customers expect.” The acquisition is expected to be immediately accretive to net income per share. Patrick Marine Transport will continue to operate within BTI’s existing footprint ensuring a seamless transition for customers and employees alike. About Patrick Industries, Inc. Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, marine, manufactured housing and various industrial markets – including single and multifamily housing, hospitality, institutional and commercial markets. Founded in 1959, Patrick is based in Elkhart, Indiana, employing approximately 11,000 team members throughout the United States. Cautionary Statement Regarding Forward-Looking Statements This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such

2 forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made. Contact: Steve O’Hara VP of Investor Relations 574.294.7511 oharas@patrickind.com